EXHIBIT 10.7

                            GLOBAL MARINE INC.
                           777 N. Eldridge Road
                         Houston, Texas 77079-4416
                                  U.S.A.
Telephone: 713/596-5100                                    Mailing Address:
Telex: 765558                                                 P.O. Box 4577
Fax: 531-1260                                     Houston, Texas 77210-4577

                             February 14, 1995

Mr. C. Russell Luigs
Chairman, President and
  Chief Executive Officer
Global Marine Inc.
777 N. Eldridge
Houston, Texas 77079

Dear Mr. Luigs:

     This letter will serve as evidence of an employment agreement between Global Marine Inc. ("GMI"), as employer, and C. Russell
Luigs, its Chief Executive Officer.

     GMI agrees to employ Mr. Luigs, from and including the Effective Date as hereinafter defined, as its Chief Executive Officer, and Mr. Luigs agrees to be employed in this capacity and to devote substantially all of his business time and effort to this position. This agreement will be for a term from and including the Effective Date to and including April 4, 1998. As used herein, "Effective Date" shall mean the date first written above.

     During the term of this agreement, GMI will pay Mr. Luigs an annual base salary of $500,000, or such larger salary amount as may have been established from time to time by the Board of Directors of GMI. Mr. Luigs will be considered for annual bonus, performance stock and stock option awards in accordance with GMI's practice and will participate in the benefits and perquisites appropriate to his position.

     GMI expects that its executive offices will remain in the Houston, Texas area, and Mr. Luigs' office will not be moved from that area without his consent.

     In the event that Mr. Luigs is removed from his position as GMI's Chief Executive Officer for reasons other than Cause, as hereinafter defined, or in the event that this agreement is otherwise terminated prior to April 5, 1998, GMI will continue Mr. Luigs' salary for a period of two years. During this period, Mr. Luigs' group insurance benefits will be continued for him until similar benefits are provided through other employment and all stock options granted to Mr. Luigs by GMI will remain exercisable in accordance with their terms. A termination of employment hereunder shall also be deemed to include, without implied limitation, any substantial alteration or diminution by GMI in the responsibilities, duties or authority associated with the position of Chief Executive Officer of GMI or with respect to Mr. Luigs as Chief Executive Officer. "Cause" will mean willful and material acts of misconduct deliberately harmful to GMI and will not mean inadequate performance or incompetence.

     The salary and benefit continuation described above will also be provided in the event of termination due to disability that prevents Mr. Luigs from fulfilling the responsibilities of his position. The Board of Directors of GMI will have the authority to decide if such disability occurs. In the event of such disability, payments under this agreement will be reduced by the amount of any disability payments received by Mr. Luigs that have been funded or insured at the expense of GMI or any of its affiliates.

     Mr. Luigs is a participant in GMI's Executive Supplemental Retirement Plan. Any period during which salary continuation payments are made under this agreement, prior to such date as Mr. Luigs first begins to receive a benefit under said plan, will be counted as service for computing benefits under said plan, and the salary continuation payments during that period will be counted as compensation for computing benefits under said plan.

     In the event that Mr. Luigs dies while entitled to salary continuation payments under this agreement, they will be continued to his designated beneficiary or his estate for the remainder of the two-year period.

     Mr. Luigs agrees that, during any period he is receiving salary continuation payments under this agreement, he will not, directly or indirectly, in any capacity recruit from, compete with, or in any material way participate in or assist others in competing with, GMI or any of its affiliates. Mr. Luigs agrees that in the event he breaches the foregoing provision, GMI shall have no further obligation hereunder.

     For a period of one year following a Change of Ownership, as hereinafter defined, Mr. Luigs may elect, in his sole and absolute discretion, to terminate his employment under this agreement and, upon such election, shall receive the salary and benefit continuation described above. In this event, the salary and benefit continuation described above will be provided without regard to any subsequent competitive activity by Mr. Luigs. A "Change of Ownership" will have occurred for purposes of this agreement if, at any time on or after the Effective Date, direct or indirect beneficial ownership of securities representing, or other direct or indirect control of, 35% or more of the voting power of GMI is held by one holder or by a group of holders working in concert for the purpose of such ownership or control.

     In the event of a dispute or disagreement regarding the right of Mr. Luigs to receive any compensation or other benefit hereunder or the amount of such compensation or other benefit, Mr. Luigs shall be reimbursed by GMI for any and all attorney's fees and other costs and expenses as and when expended by Mr. Luigs in connection with such dispute or disagreement, regardless of the outcome thereof. Further, in the event Mr. Luigs becomes entitled to any monies or benefits hereunder, GMI agrees to pay such monies and provide such benefits without regard to any and all claims, offsets or causes of action which GMI may have against Mr. Luigs until such time, if ever, as GMI shall have obtained a final judgment in its favor in a court of competent jurisdiction regarding such claim, offset or cause of action.

     This agreement supersedes any and all prior employment agreements between Mr. Luigs and GMI.

                                   GLOBAL MARINE INC.


                                   By:    /s/ Patrick M. Ahern
                                        Chairman, Compensation
                                        Committee of the Board

                                   Date: February 14, 1995

Confirmed and Agreed:


    /s/ C. R. Luigs
        C. Russell Luigs

Date: 16 February 1995